EX-99.j.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated September 29, 2026, relating to the financial statements and financial highlights of Nomura Strategic Income Fund (formerly, Macquarie Strategic Income Fund), a series of Delaware Group Government Fund, which are included in Form N-CSR for the year ended July 31, 2026, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Financial Statements” in the Statement of Additional Information.

/s/ Cohen & Company, Ltd.

COHEN & COMPANY, LTD.

Philadelphia, Pennsylvania

November 4, 2026